                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                   ------------------------------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       MULTI MEDIA TUTORIAL SERVICES, INC.
                       -----------------------------------
             (Exact Name of Registrant as Specified in its Charter)

               DELAWARE                               73-1293914
               --------                               ----------
    (State or Other Jurisdiction of        (IRS Employer Identification No.)
    Incorporation or Organization)

                 1214 EAST 15TH STREET BROOKLYN, NEW YORK 11230
                                 (718) 758-3807
                 ----------------------------------------------
       (Address, Including Zip Code, and Telephone Number, Including Area
                Code, of Registrant's Principal Executive Office)


                       MULTI MEDIA TUTORIAL SERVICES, INC.

                        2006 INCENTIVE COMPENSATION PLAN
                 ----------------------------------------------
                            (Full title of the plan)


              Barry Reichman, CEO               Multi-Media Tutorial
                                                   Services, Inc.
                                               1214 East 15th Street,
                                              Brooklyn, New York 11230
                                                   (718) 758-3807
       -------------------------------------------------------------------
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)


                  Copies to:            The Sourlis Law Firm
                                     Virginia K. Sourlis, Esq.,
                                            The Galleria
                                           2 Bridge Avenue
                                         Red Bank, NJ 07701
                                           (732) 530-9007
                                         Fax (732) 530-9008
                                         www.SourlisLaw.com

----------------------------------------------------------------------------------------------------------------------
  Title of each class of         Amount to be        Proposed maximum      Proposed maximum           Amount of
     securities to be          registered(2)(3)     offering price per    aggregate offering       registration fee
        registered                                       share(1)              price(1)
---------------------------   -------------------   --------------------  --------------------   ---------------------
       Common Stock               3,600,000                $0.05               $180,000                $19.26
                              -------------------   --------------------  --------------------   ---------------------

     (1) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purposes of calculating the registration fee based on the closing sales price ($0.10) of our Common Stock on July 5, 2006, a date within five (5) days prior to the date of filing of this registration statement, as reported by the OTC Electronic Bulletin Board.

     (2) This Registration Statement shall also cover any additional shares of Common Stock which become issuable pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

--------------------------------------------------------------------------------
                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
--------------------------------------------------------------------------------

Item 3. Incorporation of Documents by Reference.
-----------------------------------------------------------------
The documents listed in (1) through (5) below are incorporated by reference in this registration statement. All documents subsequently filed by Multi-Media Tutorial Services, Inc. pursuant to Section 13(a), 13(c), 14 and 14(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

1. Annual Report on Form 10-KSB for the year ended February 28, 2006;

2. Quarterly Report on Form 10-QSB for the quarter ended November 30, 2005

3. Quarterly Report on Form 10-QSB for the quarter ended August 31, 2005;

4. Quarterly Report on Form 10-QSB for the quarter ended May 31, 2005;

Item 4. Description of Securities.
-----------------------------------------------------------------
No response is required under this item.

Item 5. Interests of Named Experts and Counsel.
-----------------------------------------------------------------
No response is required under this item..

Item 6. Indemnification of Directors and Officers.
-----------------------------------------------------------------
Our certificate of incorporation contains provisions limiting the liability of directors. Our certificate of incorporation provides that a director will not be personally liable to us or to our shareholders for monetary damages for any breach of fiduciary duty as a director, but will continue to be subject to liability for the following:

-    any breach of the director's duty of loyalty to us or to our shareholders;

- acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

-    unlawful payment of dividends or unlawful stock repurchases or redemptions;
     and

- any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. Our certificate of incorporation does not affect a director's responsibilities under any other laws, such as state or federal securities laws or state or federal environmental laws.

In addition, our bylaws, among other things, provide for indemnification of our directors and executive officers for fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person's service as a director or officer, including any action by us, arising out of that person's services as our director or officer or that person's services provided to any other company or enterprise at our request. We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors and officers. We also intend to maintain liability insurance for our officers and directors, but we currently do not maintain such liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.
-----------------------------------------------------------------

Inasmuch as the consultant who received shares of common stock is knowledgeable, sophisticated and had access to comprehensive information relevant to Multi-Media Tutorial Services, Inc., such transaction was undertaken in reliance upon the exemption from registration provided by 4(2) and Regulation D promulgated under the Securities Act of 1933, as amended. As a condition precedent to such issuance, the consultant was required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from Multi-Media Tutorial Services, Inc., in the absence of sale pursuant an effective registration statement or a valid exemption therefrom.

Item 8. Exhibits.
-----------------------------------------------------------------

See the Exhibit Index at end of this Registration Statement Description
--------------------------------------------------------------------------------

Item 9. Undertakings.
-----------------------------------------------------------------

(1)  The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

--------------------------------------------------------------------------------
SIGNATURES
--------------------------------------------------------------------------------

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 5th day of July, 2006.

                                   MULTI-MEDIA TUTORIAL SERVICES, INC.

                                   By: /s/ BARRY REICHMAN
                                       -----------------------------------
                                       Barry Reichman
                                       CEO

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates included:

/s/ BARRY REICHMAN                                               July 5, 2006
------------------------
Barry Reichman            CEO (Principal Executive Officer)
                          and Director

/s/ ANNE REICHMAN                                                July 5, 2006
------------------------
Anne Reichman             Director


                                  EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION
-----------   ------------------------------------------------------------------
5.1           Opinion of Virginia K. Sourlis, Esq. regarding the legality of the securities being registered by the Registrant.
23.1          Consent of Virginia K. Sourlis, Esq. (included in Exhibit 5.1 hereof)
23.2          Consent of Sherb & Co., LLP
10.1          2006 Incentive Compensation Plan